Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
702.263.2505

PROGRESSIVE GAMING INTERNATIONAL REPORTS NET INCOME AND FREE CASH FLOW FOR

FISCAL 2004

LAS VEGAS – February 21, 2005 – Progressive Gaming International Corporation (NASDAQ: PGIC) (“the Company”), a leading provider of diversified products and services used in the gaming industry worldwide, announced today that it reported net earnings of $.3 million, or $.01 per share, for the twelve months ended December 31, 2004, as compared to a net loss of $34.2 million, or $2.33 per share, in the same period a year ago. This marks the best annual performance by the Company in four years and was consistent with the analysts’ consensus. The Company also reported free cash flow of $3.6 million for fiscal 2004 (after debt service of $7.7 million) compared to negative cash flow of $7.6 million (after debt service of $12.4 million) in the same period a year ago.

For the three months ended December 31, 2004, the Company reported net income of $2.0 million, or $.08 per share compared to a net loss of $22.5 million, or $1.14 per share for the same period a year ago. This is the highest quarterly performance in over three years and was consistent with the analysts’ consensus. The Company’s free cash flow was slightly positive during the fourth quarter of fiscal 2004, after its semi-annual debt service of $3.8 million, compared to negative cash flow of $5.3 million in the same period a year ago. Debt service in the fourth quarter of fiscal 2003 was $6.1 million.

Revenues in the fourth quarter of fiscal 2004 increased 31.5 percent to $26.3 million from $20.0 million in the same period a year ago supported by increases in all product lines across the board.

Slot and table game revenues increased during the three months ended December 31, 2004 as compared to the same period in 2003 primarily due to an increase in the installed base of slot contracts under periodic license fee arrangements, partially offset by a decrease in the slot contracts under daily fee arrangements. There was a modest decrease in the fee per day for slot contracts under daily license fee arrangements in the fourth quarter of 2004 as compared to the same period in 2003. In addition, there was no material shift in the installed base or fee per day of outstanding table game contracts in the fourth quarter of 2004 as compared to the same period in 2003. The Company also reported in the fourth quarter of 2004 the highest level of quarterly revenues since inception for its casino management systems business - a healthy increase of 19 percent as compared to the same period a year ago.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $5.9 million for the fourth quarter of fiscal 2004 as compared to a loss of $2.1 million for the same period in 2003 (excluding other expenses/asset write-downs in 2003).

Revenues for the twelve months ended December 31, 2004 increased to $96.4 million from $91.8 million in the same period a year ago primarily due to an increase in sales of CasinoLink, TableLink, and product sales. Earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 2004 were $18.6 million as compared to $9.7 million for the same period a year ago (excluding other expenses/asset write-downs in 2003).

President and Chief Executive Officer Russel McMeekin stated: “Our management team is very pleased to have delivered a net profit in 2004 to our shareholders who have been patiently awaiting this historic event. Additionally, this is the third consecutive quarter of sequential revenue growth and our fourth consecutive quarter of either meeting or exceeding external estimates. However, the most important operating achievement of the year was clearly generating free cash flow after debt service vs. operating in a negative cash flow position in previous years. We believe we have turned the corner financially and are now poised to be able to invest in R&D, acquisitions and other strategic partnerships to increase the velocity of our revenue growth, and ultimately our free cash flow.”

Financial Outlook

Chief Financial Officer Michael A. Sicuro stated: “We expect our revenues, EBITDA and earnings per share in the first quarter of fiscal 2005 to be $24 - $25 million, $5.0 - $5.5 million and $.03 - $.05, respectively. Free cash flow for the first quarter of fiscal 2005 is expected to be between $2 - $3 million, excluding corporate development activities. In comparison to the fourth quarter of 2004, these estimates reflect a seasonal decline in systems revenues during the first quarter, consistent with historical results. We expect double digit growth in our systems revenues in 2005 as compared to 2004.”

Sicuro continued: “We expect the sale of the interior signage business to be completed toward the end of the first quarter of 2005, and as a result, we will adjust our full year 2005 revenue estimates at that time. Our operating performance in 2004, coupled with our management team’s focus on high margin, high growth revenues, is the foundation for our confidence to maintain our 2005 estimates for EBITDA, earnings per share and free cash flow of $20 - $25 million, $.20 - $.32 and $5 - $10 million, respectively (excluding the effect of the exercise of any outstanding warrants). These estimates do not reflect the accretion to free cash flow and earnings per share for the retirement of the remaining debt. We expect to commence the retirement of this debt during the third quarter of fiscal 2005, when such debt is callable at a more attractive price than current market valuations.”

Free cash flow is defined as the net change in cash and cash equivalents at the beginning of a reporting period as compared to the cash and cash equivalents at the end of that same reporting period. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States. Corporate development activities are defined as acquisitions or divestitures where the consideration provided or received is cash, and includes the cash expenses related to the transaction. Other expense/asset write-downs and the early retirement of debt of $13.8 million and $15.3 million were recorded in the three and twelve months ended December 31, 2003, respectively, in connection with the debt refinancing completed during the fourth quarter, the write-down of various obsolete assets, the closure of all overseas manufacturing operations and severance and other charges related to the departure of former members of management.

A conference call to discuss the Company’s operating results mentioned above will be hosted by management on February 22, 2005 at 8:00 AM PST. Interested parties may participate via teleconference by dialing 800.299.8538, passcode 52841747. International parties may participate by dialing 617.786.2902, passcode 52841747. The teleconference will be webcast on the Company’s website at www.progressivegaming.net or www.mikohn.com A replay of the teleconference can be accessed for 30 days by dialing 888.286.8010, passcode 63163977, and international parties by dialing 617.801.6888, passcode 63163977, or on the Company’s website at www.progressivegaming.net or www.mikohn.com. The Company’s website will also include any additional material historical financial or statistical information discussed in the conference call and not included in the release announcing the Company’s operating results (as well as any non GAAP financial measures as defined by the SEC), if applicable, and a copy of the Company’s investor presentation.

About Progressive Gaming International

Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry world-wide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.

The Company is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net or www.mikohn.com.

# # #

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations for investments in R&D, acquisitions and other strategic partnerships to increase the velocity of the Company’s revenue growth and ultimately free cash flow, expectations for the first quarter 2005 operating results, fiscal 2005 expectations with respect to revenue, EBITDA, free cash flow and earnings per share, expected revenue trends for the systems business, anticipated improvement in the Company’s bottom line performance in 2005, expectations for the sale of the Company’s interior signage business and the anticipated retirement of the Company’s debt. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delay in the introduction of new products, the risk that the sale of the interior signage business and/or the retirement of the Company’s debt may not be completed when anticipated, or at all, the status of rights licensed from content providers, the Company’s ability to enforce its intellectual property rights, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

as of December 31, 2004 and 2003

(in thousands, except per share amounts)	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$12,305	$8,683
Accounts receivable, net	14,300	11,497
Contract sales receivable, net	2,462	501
Inventories, net	10,276	6,258
Prepaid expenses	2,572	2,498
Deferred tax asset	3,313	3,313

Total current assets	45,228	32,750

Property and equipment, net	9,975	11,869
Intangible assets, net	54,153	55,506
Goodwill	2,860	2,860
Other assets	5,304	6,187

Total assets	$117,520	$109,172

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$9,832	$6,176
Customer deposits	3,047	2,981
Current portion of long-term debt and notes payable	368	727
Accrued liabilities	9,997	8,696
Deferred revenues and license fees	2,781	1,027

Total current liabilities	26,025	19,607

Long-term debt and notes payable, net of unamortized discount of $1,895 and $2,320	63,170	62,989
Other long-term liabilities	1,971	3,073
Deferred tax liability	16,114	16,114

Total liabilities	107,280	101,783

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 22,498,149 and 21,910,611 issued and outstanding	2,250	2,191
Additional paid-in capital	116,932	114,325
Other comprehensive loss	(145)	(253)
Accumulated deficit	(107,904)	(108,162)

Subtotal	11,133	8,101
Less treasury stock, 217,698 and 194,913 shares, at cost	(893)	(712)

Total stockholders’ equity (deficit)	10,240	7,389

Total liabilities and stockholders’ equity (deficit)	$117,520	$109,172

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December, 31 (unaudited)		Twelve Months Ended December, 31
(in thousands, except per share amounts)	2004	2003	2004	2003
Revenues:
Slot and table games	$10,758	$8,417	$40,560	$40,932
Product sales	10,242	7,101	40,763	36,919
Systems	5,278	4,436	15,051	13,952

Total revenues	26,278	19,954	96,374	91,803

Cost of revenues:
Slot and table games	3,434	2,819	11,999	13,999
Product sales	6,105	6,598	23,914	25,736
Systems	1,975	2,400	6,969	7,114

Total cost of revenues	11,514	11,817	42,882	46,849

Gross profit	14,764	8,137	53,492	44,954

Selling, general and administrative expense	7,218	7,451	27,031	24,474
Slot rent expense	55	1,456	1,204	5,668
Research and development	1,582	1,372	6,102	5,159
Depreciation & amortization	1,748	3,863	8,908	14,314
Other expense / asset write-downs	—	4,245	564	5,807

	10,603	18,387	43,809	55,422

Operating income (loss)	4,161	(10,250)	9,683	(10,468)

Interest expense	(2,364)	(2,748)	(9,684)	(14,324)
Loss on early retirement of debt	—	(9,524)	—	(9,524)
Other income (loss)	99	(37)	195	87

Income (loss) from continuing operations before income tax benefit	1,896	(22,559)	194	(34,229)

Income tax benefit	74	22	65	13

Income (loss) from continuing operations	1,970	(22,537)	259	(34,216)

Net income (loss)	$1,970	$(22,537)	$259	$(34,216)

Weighted average common shares:
Basic	21,878	19,784	21,884	14,689

Diluted	23,601	19,784	22,359	14,689

Earnings (loss) per share:
Basic	$0.09	$(1.14)	$0.01	$(2.33)

Diluted	$0.08	$(1.14)	$0.01	$(2.33)

Progressive Gaming International Corporation

Installed Base Summary Slots & Tables

	12/31/04	09/30/04	06/30/04	03/31/04	12/31/03
Slots
Installed Base:
Daily Fee Arrangements	1,666	1,647	1,589	1,770	1,864
Periodic Fee Arrangements	2,796	2,545	1,045	1,015	435

Total Installed Base	4,462	4,192	2,634	2,785	2,299

Installations in Process:
Shipped / On site	77	346	0	0	0
All Other	182	268	720	538	524

Total Installations in Process	259	614	720	538	524

Tables
Installed Base:
Daily Fee Arrangements	932	957	957	988	1,007
Periodic Fee Arrangements	0	0	0	0	0

Total Installed Base	932	957	957	988	1,007

Installations in Process:
Shipped / On site	23	22	0	0	0
All Other	0	0	18	33	22

Total Installations in Process	23	22	18	33	22